Exhibit 99.1

           FBL Financial Group's Ownership Interest in American Equity

    WEST DES MOINES, Iowa--(BUSINESS WIRE)--Dec. 4, 2003--FBL Financial Group, Inc. (NYSE:FFG) today announced its participation in the initial public offering (IPO) of American Equity Investment Life Holding Company (American Equity). FBL has purchased 555,000 shares of American Equity common stock at the public offering price for a total purchase price of approximately $5 million.
    Prior to the IPO, FBL Financial Group was American Equity's largest shareholder, with a 32 percent ownership interest. FBL had a right of first refusal to participate in American Equity's IPO and maintain a 20 percent ownership interest. Following the IPO purchase, FBL now owns 5,242,500 of American Equity's outstanding common shares. As a result, FBL will no longer account for its investment in American Equity under the equity method of accounting. Instead, the shares will be marked to market in accordance with FAS 115. As of September 30, 2003, these shares had a carrying value of $6.91 per share. These shares are subject to a 180-day lock-up.
    Commenting on this additional investment in American Equity, FBL Financial Group Chief Financial Officer Jim Noyce, stated, "As an American Equity shareholder since 1997, we congratulate the company on the success of its IPO. While our percentage ownership interest in American Equity has declined, we continue to have a significant investment in the company and it remains our single largest equity holding. As we considered the amount of our additional investment in American Equity, we were limited by our internal and regulatory guidelines regarding concentration in one single investment as well as other overall capital considerations."
    FBL Financial Group (www.fblfinancial.com) is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of three Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL's three-pronged growth strategy includes (1) internal growth within its traditional Farm Bureau distribution network, (2) alliances and relationships with other companies and (3) consolidations.


    CONTACT: FBL Financial Group, Inc., West Des Moines
             Jim Noyce, 515-225-5599
             jnoyce@fbfs.com